Exhibit 10.14

JAMES RIVER GROUP HOLDINGS, LTD.

2014 LONG-TERM INCENTIVE PLAN

RESTRICTED SHARE UNIT AWARD AGREEMENT

This RESTRICTED SHARE UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date set forth in Schedule A, attached hereto and incorporated herein by reference, is made by and between James River Group Holdings, Ltd., an exempted company registered under the laws of Bermuda (the “Company”), and the Grantee listed in Schedule A.

R E C I T A L S :

WHEREAS, the Company has adopted the James River Group Holdings, Ltd. 2014 Long-Term Incentive Plan (the “Plan”); and

WHEREAS, the Company desires to grant to the Grantee Restricted Share Units pursuant to the Plan and on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Grantee hereby agree as follows:

Section 1.           Grant of Restricted Share Units.  The Company hereby grants to the Grantee, pursuant to the Plan and on the terms and conditions set forth herein, the number of Restricted Share Units set forth in Schedule A. Each Restricted Share Unit represents the right to receive one Share to be issued and delivered at the end of the applicable Restriction Period (as defined herein), subject to the risk of forfeiture and other terms described herein.

Section 2.           Vesting and Payment.

(a)        The Restricted Share Units will vest and the restrictions set forth in paragraph (b) will lapse, in accordance with the vesting schedule set forth on Schedule A, attached hereto, subject to all other terms and conditions of this Agreement and the Plan.

(b)        During the Restriction Period, the Restricted Share Units are subject to forfeiture and cancellation without payment therefore in the event of termination of Grantee’s Continuous Service for any reason, as more fully described herein and in Schedule A, including any exceptions therein. The Restriction Period begins on the Grant Date and ends on the applicable Vesting Date with respect to any Restricted Share Units scheduled to vest on such Vesting Date subject to the terms and conditions herein (the “Restriction Period”).

(c)        Except as specifically provided otherwise in this Agreement, including Schedule A, upon termination of Grantee’s Continuous Service for any reason, all Restricted Share Units that are not vested shall immediately be forfeited. Upon forfeiture of Restricted

Share Units, the Grantee will have no further rights with respect to those Restricted Share Units, and the Restricted Share Units shall become forfeited for no value and without any issuance of Shares.

(d)        If such forfeiture trigger does not occur during the Restriction Period, and the Grantee remains in service with the Company through the applicable Vesting Date, the portion of the Restricted Share Units that vest as of the applicable Vesting Date shall become vested and the Shares with respect to such Restricted Share Units will be automatically issued and delivered on the applicable Vesting Date. For the avoidance of doubt, if Schedule A provides for a vesting schedule such that the Restricted Share Units vest in tranches, the Shares underlying each tranche of any vested Restricted Share Units shall be issued and delivered on the applicable Vesting Date with respect to such tranche to the extent the applicable tranche vests.

Section 3.           Shareholder Rights.  No rights of a shareholder shall exist with respect to the Restricted Share Units as a result of the mere grant of the Restricted Share Units. Such rights shall exist only after issuance of any Shares. Without limiting the foregoing, the Grantee shall not be entitled to receive currently any dividends issued on Shares prior to the issuance of any Shares. However, the Grantee shall be credited with dividend equivalents with respect to any outstanding Restricted Share Units, and such dividend equivalents shall be subject to the same restrictions, conditions, and risks of forfeiture that apply to the Restricted Share Units to which they relate and shall be vested, payable and otherwise settled, if at all, at the same time that any underlying Restricted Share Units to which they relate are vested, payable and otherwise settled.

Section 4.           Tax Consequences.  Grantee may incur tax liability as a result of the grant or vesting of the Restricted Share Units, or the issuance of Shares, if any. Grantee is advised to consult with his or her own tax adviser for tax advice. Grantee is responsible for any taxes arising in connection with this Agreement and the Plan.

Section 5.           No Right to Continued Service.   Nothing contained herein shall be construed to confer on the Grantee any right to continue in service with the Company or to derogate from any right of the Company to retire, request the resignation of or discharge the Grantee, or to require a leave of absence of the Grantee, with or without pay, at any time, with or without Cause.

Section 6.           No Fractional Shares.  No fractional Shares shall be issued in respect of Restricted Share Units, and any fractional Shares will be rounded down to the nearest whole Share.

Section 7.           Non-Transferability.  The Restricted Share Units may not be assigned, transferred, or in any way encumbered except by will or the laws of descent and distribution.

Section 8.           Entire Agreement.  This Agreement and the Plan contain the entire agreement between the parties hereto with respect to the matters contemplated herein and supersede all prior agreements or understandings among the parties related to such matters.

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Section 9.           Binding Effect.  Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon the Grantee and his or her assigns, heirs, executors, administrators and legal representatives.

Section 10.         Amendment or Modification; Waiver.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed on behalf of the Company (as authorized by the Board) and the Grantee.

Section 11.         Governing Law.  This Agreement shall be construed and enforced in accordance with the internal laws of New York, except for those matters subject to The Companies Act, 1981 of Bermuda (as amended), which shall be governed by such law, without giving effect to principles of conflicts of laws, and construed accordingly.

Section 12.         Withholding Taxes.  With respect to employees subject to withholding, the Company has the right to deduct from any payments otherwise due to Grantee any employer required minimum Federal, state, or local taxes, domestic or foreign, of any kind required by law upon the issuance, vesting, or payment of or with respect to any Restricted Share Units. At the time of any such issuance, vesting, or payment, Grantee shall pay to the Company (or otherwise make arrangements satisfactory to the Committee for the payment of) the minimum statutory amount of the Federal, state and local, domestic and foreign taxes required, in the Company’s sole judgment, to be collected or withheld. Such amount may be paid to the Company in cash or such other payment, including the Company’s withholding of Shares otherwise issuable to Grantee or the Grantee’s delivery of unrestricted Shares to the Company, to the extent permitted by the Committee, in its sole discretion.

Section 13.         Defined Terms.  Capitalized terms used in this Agreement and not otherwise defined herein have the meaning ascribed to them in the Plan.

Section 14.         Section 409A.  It is intended that this Agreement shall be administered in a manner that will comply with or meet an exception from Section 409A of the Code, and this Agreement shall be administered and interpreted in accordance with such intent. Notwithstanding anything herein to the contrary, to the extent applicable, if the Grantee is a “specified employee” within the meaning of Section 409A of the Code, and to the extent necessary to avoid the adverse tax consequences under Section 409A of the Code, no portion of any payments hereunder shall be distributed on account of a “separation of service,” as defined by Section 409A of the Code, before the earlier of: (a) the date which is six months following the date of the Grantee’s separation of service, or (b) the date of death of the Grantee. Amounts that would have been paid during the delay will be paid on the first business day following the six month delay.

Section 15.         The Plan.  The Grantee acknowledges having received a copy of the Plan. The Restricted Share Units herein granted are subject to all of the terms and provisions of the Plan, all of which are hereby incorporated herein by reference. In the event of any inconsistency between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

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IN WITNESS WHEREOF, the parties hereto have executed this Restricted Share Unit Award Agreement as of __________________ ____, 20__.

JAMES RIVER GROUP HOLDINGS, LTD.

By:
Title:

GRANTEE:

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JAMES RIVER GROUP HOLDINGS, LTD. 2014 LONG-TERM INCENTIVE PLAN
RESTRICTED SHARE UNIT AWARD AGREEMENT

SCHEDULE A

Name of Grantee:

Grant Date:	___________ __, 20__

Number of
Restricted Share Units
Subject to Award	_____________ Units

Vesting Schedule:

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